Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 033-54847 and 333-174528 of Tiffany & Co. on Form S-8 of our report dated July 15, 2011, appearing in this Annual Report on Form 11-K of Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan for the year ended January 31, 2011.

/s/ J.H. Cohn LLP
Roseland, New Jersey
July 15, 2011